Exhibit 10.1

PURCHASE AND SALE AGREEMENT

dated as of October 5, 2020

between

PACIFIC GAS AND ELECTRIC COMPANY,

as Servicer

and the

ORIGINATORS FROM TIME TO TIME PARTY HERETO,

as Originators

and

PG&E AR FACILITY, LLC,

as Buyer

-i-

TABLE OF CONTENTS

(continued)

ANNEX 1	UCC Details Schedule
ANNEX 2	Notice Information
EXHIBIT 2.3(d)	Form of Subordinated Note

-ii-

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT dated as of October 5, 2020 (this “Agreement”) is among PACIFIC GAS AND ELECTRIC COMPANY, a California corporation (“PG&E”), as initial servicer (in such capacity, the “Servicer”), the originators from time to time party hereto (each, an “Originator”, and collectively, the “Originators”) and PG&E AR FACILITY, LLC, a Delaware limited liability company (the “Buyer”). For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND RELATED MATTERS

SECTION 1.1 Defined Terms. In this Agreement, unless otherwise specified: (a) capitalized terms are used as defined in (or by reference in) Article I of the Receivables Financing Agreement dated as of the date hereof (as amended, restated, modified or otherwise supplemented from time to time, the “Receivables Financing Agreement”) among Buyer, as Borrower, PG&E, as Servicer, the lenders and group agents party thereto from time to time, and MUFG Bank, Ltd., as Administrative Agent, and (b) as used in this Agreement, unless the context otherwise requires, the following terms have the meanings indicated below:

“Deferred Payment” has the meaning given in Section 2.2.

“Dispose” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.

“Purchase Price” has the meaning given in Section 2.3(a).

“Records” means all Contracts and other documents, instruments, books, records, purchase orders, agreements, reports and other information (including computer programs, tapes, disks, other information storage media, data processing software and related property and rights) prepared or maintained by any PG&E Party with respect to, or that evidence or relate to, the Pool Receivables, the Related Rights, any other Collateral, the Obligors of such Pool Receivables or the origination, collection or servicing of any of the foregoing.

“Related Rights” means (a) all rights to, but not any obligations under, all Related Security with respect to the Receivables, (b) all Records (but excluding any obligations or liabilities under the Contracts), (c) all Collections in respect of, and other proceeds of, the Receivables or any other Related Security and (d) all products and proceeds of any of the foregoing.

“Sale Termination Date” means, with respect to any Originator, the date that Receivables and Related Rights cease being sold or contributed, as applicable, to the Buyer under this Agreement pursuant to Article VI of this Agreement.

“Sale Termination Event” means the occurrence of any of the following events or occurrences with respect to an Originator:

(a) (i) such Originator shall fail to make when due any payment or deposit or transfer any monies to be made by it under this Agreement or any other Transaction Document as and when due and such failure is not remedied within three (3) Business Days, (ii) the applicable Initial Transfer Amount of Collections is not transferred to the Borrower Accounts on any Business Day and such failure is not remedied within three (3) Business Days, (iii) if a Stop Sweeping Event has occurred and is continuing, the Remaining Transfer Amount of Collections for any Business Day is not transferred, due to any action or inaction by any PG&E Party, to the Borrower Accounts within five (5) Business Days of such Business Day and such failure is not remedied within ten (10) Business Days, (iv) the Collection Account Agent shall fail to perform or observe any term covenant or agreement under the Intercreditor Agreement, and such failure, solely to the extent capable of cure, shall continue for three (3) Business Days or (v) Citibank, N.A. shall resign as Collection Account Agent, and no successor Collection Account Agent reasonably satisfactory to the Administrative Agent and the Majority Group Agents shall have been appointed;

(b) any representation or warranty made or deemed to be made by such Originator under this Agreement, any other Transaction Documents to which it is a party shall prove to have been incorrect or untrue in any material respect when made or deemed made, unless, as of any date of determination, the facts or circumstances to which such representation or warranty relates have changed with the result that such representation or warranty is true and correct in all material respects on such date;

(c) such Originator shall fail to perform or observe in any material respect, any other term, covenant or agreement contained in this Agreement or any other Transaction Document to which it is a party on its part to be performed or observed and such failure shall continue unremedied for thirty (30) days; or

(d) an Event of Bankruptcy shall have occurred with respect to such Originator.

“Senior Interest Holders” has the meaning given in Exhibit 2.3(d).

“Senior Interests” has the meaning given in Exhibit 2.3(d).

“Subordinated Note” has the meaning given in Section 2.3(d).

“Subordination Provisions” has the meaning given in Exhibit 2.3(d).

SECTION 1.2 Other Interpretive Matters. The interpretation of this Agreement, unless otherwise specified, is subject to Section 1.02 of the Receivables Financing Agreement.

ARTICLE II

AGREEMENT TO PURCHASE, SELL AND CONTRIBUTE

SECTION 2.1 Purchase, Sale and Contribution. Upon the terms and subject to the conditions set forth in this Agreement, each Originator hereby sells and, in the case of PG&E, contributes, as applicable, to Buyer, and Buyer hereby purchases or acquires from each Originator, as applicable, all of such Originator’s right, title and interest in, to and under the Receivables and the Related Rights, in each case whether now existing or hereafter arising, acquired, or originated.

SECTION 2.2 Timing of Purchases. All of the Receivables and the Related Rights existing at the opening of each Originator’s business on the Closing Date are hereby sold or contributed, as applicable, to Buyer on such date in accordance with the terms hereof. On and after the Closing Date until the Sale Termination Date, each Receivable arising after the Closing Date shall be deemed to have been sold or contributed to Buyer immediately (and without further action by any Person) upon the creation or acquisition of such Receivable by the respective Originator. In respect of (i) purchases on the Closing Date sold by such Originator hereunder, Buyer shall pay the respective Originators the applicable cash Purchase Price for the Receivables and the Related Rights on the Closing Date and (ii) purchases of Receivables originated on or after the Closing Date and the Related Rights, Buyer shall pay the respective Originators the applicable cash Purchase Price on such day; provided, however, in the case of clause (i) and clause (ii), to the extent that Buyer does not have funds available to pay the Purchase Price due on any day in cash (such cash insufficiency being a “Deferred Payment”), then until such Deferred Payment is made in cash, the Deferred Payment shall be deemed principal, as applicable to each Originator, of the respective Subordinated Notes, subject to the limitation in Section 2.3(d) below. The Related Rights with respect to each Receivable shall be sold or contributed at the same time as such Receivable, whether such Related Rights exist at such time or arise, are acquired or are originated thereafter by the respective Originator.

SECTION 2.3 Purchase Price. (a) The purchase price (“Purchase Price”) for the Receivables and the Related Rights shall equal the fair market value of the Receivables and the Related Rights as agreed by each Originator and Buyer at the time of purchase or acquisition, determined in accordance with the following formula:

PP =	UB x FMVD

where:

PP =	Purchase Price for each Receivable as calculated on the relevant Payment Date

UB =	Unpaid Balance of such Receivable on the relevant Payment Date

FMVD =	Fair Market Value Discount, as measured on such Payment Date, which is equal to 97.26%; provided that such discount may be updated by the Originators and the Buyer from time to time to reflect the then current fair market value of the Receivables.

“Payment Date” means (i) the Closing Date and (ii) each Business Day thereafter that the Originators are open for business. The Purchase Price shall not be adjusted or modified after the applicable purchase date.

(b) On the date of the initial purchase, PG&E shall contribute Receivables and the Related Rights to Buyer as a capital contribution in the amount set forth in a written notice on the date thereof from PG&E to Buyer and Administrative Agent.

(c) Buyer shall pay the related Originator the Purchase Price with respect to each non-contributed Receivable and the Related Rights, created or acquired by such Originator on the date of purchase thereof as set forth above by transfer of funds, to the extent that Buyer has funds available for that purpose after satisfying Buyer’s obligations under the Receivables Financing Agreement and such payment is not prohibited under the Transaction Documents.

(d) In the case of any Originator (including, in this capacity, PG&E), to the extent that Buyer does not have funds available to pay the Purchase Price due on any day in cash, Buyer shall execute and deliver in the form attached to this Agreement as Exhibit 2.3(d), a subordinated promissory note (each, a “Subordinated Note”) in a principal amount equal to such Deferred Payment and payable to the order of such Originator, or shall increase the principal amount of any outstanding Subordinated Note to such Originator by the amount of any Deferred Payment; provided, that the aggregate principal amount of the Subordinated Notes shall not at any time exceed or be permitted to exceed the maximum amount on the Subordinated Notes that could be owed without rendering Borrower’s Net Worth less than the Required Capital Amount. Each Originator is hereby authorized by Buyer to endorse on the schedule attached to its Subordinated Note an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto, provided that the failure to make such notation shall not affect any obligation of Buyer thereunder.

(e) To the extent (i) Buyer does not have funds available to pay the Purchase Price due on any day in cash and (ii) any Subordinated Note may not be increased as provided in clause (d) above, PG&E, as an Originator hereunder and as sole member of the Buyer, may elect in its sole discretion to treat Receivables and Related Rights allocable to any Deferred Payment to have been transferred by PG&E to Buyer as a capital contribution, in return for an increase in the value of the equity interest in Buyer held by PG&E. PG&E may also, at its option in its sole discretion, contribute cash or cash equivalents to Buyer in return for an increase in the value of the equity interest in Buyer held by PG&E. Servicer may evidence PG&E’s election to treat all or any portion of a Deferred Payment as a capital contribution by recording it as such on the books and records of Buyer as maintained by the Servicer, and no further notice or acceptance of any such contribution shall be necessary. For the avoidance of doubt, nothing in this Agreement shall be construed to require PG&E to make any capital contribution to the Buyer. PG&E and Buyer shall each record on its respective books and records any capital contribution made by PG&E to Buyer promptly following its occurrence.

SECTION 2.4 No Recourse or Assumption of Obligations. Except as specifically provided in this Agreement, the purchase and sale or contribution, as applicable, of Receivables and Related Rights under this Agreement shall be without recourse to any Originator. Each Originator and Buyer intend the transactions hereunder to constitute absolute and irrevocable true sales or valid contributions of Receivables and the Related Rights by each Originator to Buyer, providing Buyer with the full risks and benefits of ownership of the Receivables and Related Rights (such that the Receivables and the Related Rights would not be property of any Originator’s estate in the event of such Originator’s bankruptcy).

None of Buyer, Administrative Agent, the Lenders or the other Affected Persons shall have any obligation or liability under any Receivables or Related Rights, nor shall Buyer, Administrative Agent, any Lender or the other Affected Persons have any obligation or liability to any Obligor or other customer or client of any Originator (including any obligation to perform any of the obligations of any Originator under any Receivables or Related Rights).

ARTICLE III

ADMINISTRATION AND COLLECTION

SECTION 3.1 PG&E to Act as Servicer, Contracts. (a) PG&E shall be responsible for the servicing, administration and collection of the Receivables and the Related Rights for the benefit of Buyer and for the benefit of Administrative Agent (as Buyer’s assignee) on behalf of the Lenders, all on the terms set out in (and subject to any rights to terminate PG&E as Servicer and appoint a successor Servicer pursuant to) the Receivables Financing Agreement.

(b) Each Originator shall cooperate with Buyer and Servicer in collecting amounts due from Obligors in respect of the Receivables.

(c) Buyer and each Originator hereby grant to Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take or cause to be taken in the name of Buyer or such Originator, as the case may be, any and all steps which are necessary or advisable to endorse, negotiate, enforce, or otherwise realize on any checks, instruments or other proceeds of the Receivables or other right of any kind held or transmitted by Buyer or such Originator or transmitted or received by Buyer or such Originator in connection with any Receivable and any Related Rights (including under the related records).

(d) Each Originator hereby grants to Buyer and to Administrative Agent, as assignee of Buyer, an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take or cause to be taken in the name of Buyer or such Originator, as the case may be, any and all steps which are necessary or advisable to endorse, negotiate, enforce, or otherwise realize on any checks, instruments or other proceeds of the Receivables or other right of any kind held or transmitted by Buyer or such Originator or transmitted or received by Buyer or such Originator in connection with any Receivable and any Related Rights (including under the related records).

(e) Each Originator shall perform all of its obligations under the Records to the same extent as if the Receivables had not been sold or contributed, as applicable, hereunder and the exercise by each of the Buyer, the Servicer, the Administrative Agent or any of their respective designees of its rights hereunder or under the Receivables Financing Agreement shall not relieve such Originator from such obligations.

SECTION 3.2 Deemed Collections. (a) If on any day:

(i) the Unpaid Balance of any Receivable originated by any Originator is: (A) reduced as a result of any defective or rejected goods or services, any discount, dispute, refunds, netting, rebates or any adjustment or otherwise (other than (i) amounts that reflect Customer Refunds in an amount not to exceed the amount reported as a reduction in the Net Receivables Pool Balance in the prior Monthly Report and (ii) any amounts that are included in the California Climate Credit Accrual at such time) by any PG&E Party or any Affiliate thereof (other than cash Collections on account of the Receivables), (B) reduced as a result of converting such Receivable to an Excluded Receivable, (C) reduced as a result of applying any Deposit Balances or (D) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction) or any netting by any Person; or

(ii) any of the representations or warranties of any Originator set forth in Section 4.2 is not true with respect to any Receivable on the date of its sale or contribution (or purported sale or contribution) to Buyer;

then, on such day, the Originator that sold or contributed such Receivable to Buyer hereunder shall be deemed to have received a Collection of such Receivable:

(1) in the case of clause (i) above, in the amount of such reduction or adjustment; or

(2) in the case of clause (ii) above, in the amount of the entire Unpaid Balance of the relevant Receivable (as determined immediately prior to the applicable event) with respect to which such representations or warranties of any Originator were untrue.

Collections deemed received by any Originator under this Section 3.2(a) are herein referred to as “Deemed Collections”.

(b) Such Originator shall transfer to a Borrower Account immediately available funds within two (2) Business Days after the event giving rise to such Deemed Collection, an amount equal to (x) if such reduction, adjustment or breach occurs prior to the Termination Date and no Event of Default or Termination Event has occurred and is continuing, the lesser of (I) the sum of all Deemed Collections with respect to such reduction, adjustment or breach and (II) an amount necessary to eliminate any Borrowing Base Deficit that exists at such time and (y) if such reduction, adjustment or breach occurs on or after the Termination Date or at any time when an Event of Default or a Termination Event has occurred and is continuing, the sum of all Deemed Collections with respect to such reduction, adjustment or breach.

SECTION 3.3 Actions Evidencing Purchases. (a) On or prior to the Closing Date, each Originator (or Servicer, on behalf of Originators) shall take all steps reasonably necessary to ensure that there shall be placed on each data processing report that it generates that is provided to a proposed purchaser or lender to evaluate the Receivables, a legend evidencing that the Pool Receivables have been transferred to the Buyer in accordance with this Agreement and none of the Originators or Servicer shall change or remove such legend without the consent of Buyer and the Administrative Agent, as its assignee. In addition, each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that Buyer or the Administrative Agent, as its assignee may reasonably request in order to perfect, protect or more fully evidence the purchases, sales and contributions hereunder, or to enable Buyer or the Administrative Agent, as its assignee to exercise or enforce any of their respective rights with respect to the Receivables and the Related Rights; provided, however, that unless requested by the Administrative Agent, and subject to the receipt of any consent required by the CPUC, following the occurrence of an Event of Default or a Termination Event, no filings under the Federal Assignment of Claims Act (or any other similar Applicable Law) with respect to Government Receivables shall be required to be made. Without limiting the generality of the foregoing, each Originator will upon the request of Buyer or its designee: (i) authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect the interests of Buyer and Administrative Agent, as its assignee in the Receivables and the Related Rights; and (ii) upon and after the occurrence of an Event of Default, an Unmatured Event of Default, a Termination Event or an Unmatured Termination Event, mark conspicuously each Contract (or such Originator’s records with respect to such Contract) evidencing each Receivable with a legend, acceptable to Buyer and the Administrative Agent, as its assignee, evidencing that the related Receivables have been sold or contributed in accordance with this Agreement.

(b) Each Originator hereby authorizes Buyer or its designee (i) to file in the name of such Originator one or more financing statements, and amendments thereto, continuations thereof and assignments thereof, relative to all or any of the Receivables and the Related Rights now existing or hereafter arising and (ii) to the extent permitted by the Receivables Financing Agreement, to notify Obligors of the assignment of the Receivables and the Related Rights.

(c) Without limiting the generality of subsection (a), each Originator shall authorize and deliver and file or cause to be filed appropriate continuation statements, not earlier than six months and not later than the fifth anniversary of the date of filing of the financing statements filed in connection with the Closing Date or any other financing statement filed pursuant to this Agreement, if the Final Payout Date shall not have occurred.

SECTION 3.4 Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it shall be applied as specified in writing or otherwise by such Obligor or as required by Applicable Law or by the underlying Contract. If the manner of application of any such payment is not specified by the related Obligor and is not required by Applicable Law or by the underlying Contract, such payment shall, unless Buyer instructs otherwise, be applied: first, as a Collection of any Receivable or Receivables then outstanding of such Obligor, with such Receivables being paid in the order of the oldest first, and, second, to any other indebtedness of such Obligor.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Mutual Representations and Warranties. Each Originator represents and warrants to Buyer, and Buyer represents and warrants to each Originator, as of the Closing Date and, other than the representations and warranties set forth in Sections 4.1(f)(ii) and (i), as of each date in which a purchase and sale or contribution, as applicable, is made hereunder, as follows:

(a) Organization and Good Standing. It is duly organized and validly existing in good standing under the laws of its jurisdiction of organization, with the power and authority under its Organizational Documents and under the laws of its jurisdiction of organization to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b) Due Qualification. It is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. (i) It has all necessary corporate or other entity power and corporate or other entity authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party, (C) with respect to PG&E, sell, assign or contribute the Receivables and the Related Rights on the terms and conditions herein provided, (D) with respect to each Originator other than PG&E, sell or assign the Receivables and the Related Rights on the terms and conditions herein provided and (E) with respect to Buyer, purchase, acquire and own the Receivables and the Related Rights on the terms and conditions herein provided and (ii) the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by it by all necessary corporate or other entity action.

(d) Binding Obligations. This Agreement and each of the other Transaction Documents to which it is a party constitutes its legal, valid and binding obligations,

enforceable against it in accordance with their respective terms, except as enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and (y) applicable Requirements of Law (including the approval of the CPUC) prior to foreclosure or other exercise of remedies hereunder or under the Transaction Documents).

(e) No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which it is a party, the performance of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by it will not (i) violate in any material respect any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, its Organizational Documents or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which it is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents or (iii) violate in any material respect with any Requirement of Law.

(f) Litigation and Other Proceedings.

(i) No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to its knowledge, threatened in writing by or against it or any of its Significant Subsidiaries or against any of their respective material properties or revenues with respect to any of the Transaction Documents.

(ii) No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to its knowledge, threatened in writing by or against it or any of its Significant Subsidiaries or against any of their respective material properties or revenues, except as disclosed in the Specified Exchange Act Filings, that could reasonably be expected to have a Material Adverse Effect.

(g) Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action would not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by such Person in connection with the sale, assignment or contribution, as applicable, of any Receivables and Related Rights hereunder or the due execution, delivery and performance by such Person of this Agreement or any other Transaction Document to which it is a party and the consummation by such Person of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect. This Agreement and the Transaction Documents have received any approvals and authorizations that are required under the regulations and orders of the CPUC, and of the FERC under the FPA, and any such approvals are effective and in full force and effect, and each of the PG&E Parties has timely delivered to the CPUC and the FERC all notices with respect to this Agreement and the Transaction Documents that are required under the regulations and orders of the CPUC and the FERC.

(h) Ordinary Course of Business. Each remittance of Collections on the Receivables transferred by such Originator to Buyer under this Agreement or pursuant to the other Transaction Documents will have been (i) in payment of a debt incurred by such Person in the ordinary course of business or financial affairs of such Person and (ii) made in the ordinary course of business or financial affairs of such Person.

(i) No Material Adverse Effect. Since December 31, 2019, no Specified Material Adverse Effect has occurred.

SECTION 4.2 Additional Representations and Warranties of Each Originator. Each Originator represents and warrants to Buyer as of the Closing Date and as of each date on which a purchase and sale or contribution, as applicable, is made hereunder, as follows:

(a) Valid Sale. This Agreement confers a valid sale, transfer and assignment or contribution, as applicable, of the Receivables originated by such Originator and the Related Rights to Buyer, or alternatively the granting of a valid security interest in the Receivables and the Related Rights to Buyer, enforceable against creditors of, and purchasers from such Originator.

(b) Margin Regulations. Such Originator is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).

(c) Quality of Title. Prior to its sale or contribution to Buyer hereunder, each Receivable originated by such Originator, together with the Related Rights, is owned by such Originator free and clear of any Adverse Claim. When Buyer purchases or acquires by contribution such Receivable and Related Rights and all Collections and proceeds if any of the foregoing, Buyer shall have acquired legal and equitable title to such Receivable, for fair consideration and reasonably equivalent value (and each Originator represents and warrants that it has taken all steps under the UCC necessary to perfect the transfer of such ownership interest in such assets), free and clear of any Adverse Claim; and no financing statement or other instrument similar in effect covering any Receivable sold or contributed hereunder, any interest therein, and the Related Rights is on file in any recording office, except such as may be filed (i) in favor of Buyer (and assigned to Administrative Agent) or (ii) in favor of Administrative Agent in accordance with the Receivables Financing Agreement.

(d) Accuracy of Information. All Monthly Reports, Interim Reports, certificates, reports, statements, documents and other information furnished to the Buyer, the Administrative Agent or any other Credit Party by or on behalf of the such Originator pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, other than any projections, estimates and other forward-looking materials and information of a general economic or industry specific nature, does not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates thereto). Any projected information, estimates, other forward-looking materials and pro forma financial information that have been made available to the Buyer, any Lenders, any Group Agents or the Administrative Agent prior to the Closing Date in connection with the transactions contemplated hereby have been prepared in good faith based upon assumptions believed by such Originator to be reasonable as of the date such information was so furnished and as of the Closing Date (it being understood that actual results may vary materially from such projections and pro forma information and such projections and pro forma information are not a guarantee of performance).

(e) UCC Details. Such Originator’s true legal name as registered in the sole jurisdiction in which it is organized, the jurisdiction of such organization, its organizational identification number, if any, as designated by the jurisdiction of its organization, its federal employer identification number, if any, and the location of its chief executive office and principal place of business and the primary offices where such Originator keeps its Records are specified in Annex 1, in jurisdictions where all action required by Section 8.02 of the Receivables Financing Agreement has been taken and completed. Except as described in Annex 1, such Originator has no, and within the last five years, has not had any, trade names, fictitious names, assumed names or “doing business as” names and such Originator has not, within the last five years, changed the location of its chief executive office or its true legal name, identity or corporate structure. Each Originator is organized only in a single jurisdiction.

(f) Perfection Representations.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in such Originator’s right, title and interest in, to and under the Receivables and Related Rights which (A) security interest has been perfected and is enforceable against creditors of and purchasers from such Originator and (B) will be free of all Adverse Claims in such Receivables and Related Rights.

(ii) The Intercreditor Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Originators’ right, title and interest in, to and under the Collection Accounts which (A) security interest has been perfected and is enforceable against creditors of and purchasers from such Person and (B) will be free of all Adverse Claims in the Collection Accounts.

(iii) The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(iv) Each Originator owns and has good and marketable title to its Receivables and Related Rights free and clear of any Adverse Claim of any Person.

(v) All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law and all other requirements under the appropriate jurisdictions under Applicable Law have been complied with in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and Related Security from each applicable Originator to the Buyer pursuant to this Agreement; provided, however, that unless requested by the Administrative Agent, subject to the receipt of any consent required by the CPUC, following the occurrence of an Event of Default or a Termination Event, no filings under the Federal Assignment of Claims Act (or any other similar Applicable Law) with respect to Government Receivables shall be required to be made.

(vi) Other than the ownership interest granted to the Buyer pursuant to this Agreement, such Originator has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables or Related Rights except as permitted by this Agreement and the other Transaction Documents. Such Originator has not authorized the filing of and is not aware of any financing statements filed against itself that include a description of collateral covering the Collateral other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated. Such Originator is not aware of any judgment lien, ERISA lien or tax lien filings against itself.

(g) The Lock-Boxes and Collection Accounts.

(i) Ownership. Each Lock-Box and Collection Account is in the name of an Originator, and the Originators own and have good and marketable title to the Collection Accounts free and clear of any Adverse Claim.

(ii) Perfection of Collection Accounts. The Originators have delivered to the Buyer and the Administrative Agent a fully executed Account Control Agreement relating to each Lock-Box and Collection Account, pursuant to which each applicable Account Bank has agreed to comply with the instructions originated by the Collection Account Agent directing the disposition of funds in such Lock-Box and Collection Account without further consent by the Borrower, the Servicer, any Originator or any other Person. The Collection Account Agent has a perfected security interest (as defined in the applicable UCC) in each Collection Account and such security interest is perfected by “control” (as defined in Section 9-104 of the UCC).

(iii) Instructions. Neither the Lock-Boxes nor the Collection Accounts are in the name of any Person other than an Originator. No Originator has consented to the applicable Account Bank complying with instructions of any Person other than the Originators, the Buyer, the Servicer, the Collection Account Agent and the Administrative Agent. All Obligors have been instructed to make all payments in respect of the Receivables to a Collection Account or a Lock-Box.

(h) Taxes. Such Originator has filed or caused to be filed all Federal and state returns of income and franchise taxes imposed in lieu of net income taxes and all other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or with respect to any claims or assessments for taxes made against it or any of its property by any Governmental Authority (other than (i) any amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Originator or any of its Significant Subsidiaries, as applicable, and (ii) claims which could not reasonably be expected to have a Material Adverse Effect with respect to such Originator).

(i) [Reserved].

(j) Credit and Collection Policy. Such Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contracts.

(k) Compliance with Laws. Such Originator is in compliance with all Requirements of Law except for any Requirements of Law being contested in good faith by appropriate proceedings and except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l) Eligible Receivables. Each Receivable shall be an Eligible Receivable on the date of the sale or contribution of such Receivable hereunder, unless otherwise specified in the first Monthly Report or Interim Report that includes such Receivable.

(m) Adverse Change in Receivables. Since December 31, 2019, there has been no material adverse change in either the collectability or the payment history of the Receivables, taken as a whole, originated by such Originator.

(n) Financial Condition. (a) The audited consolidated balance sheet of PG&E and its consolidated Subsidiaries as of December 31, 2019, and the related consolidated statements of income and cash flows for the fiscal year ended on such date, reported on by Deloitte & Touche LLP, and (b) the unaudited consolidated balance sheet of PG&E and its consolidated Subsidiaries as of June 30, 2020, and the related consolidated statements of income and cash flows for the portion of the fiscal year ended on such date, each delivered to the Administrative Agent and the Group Agents prior to the Closing Date, in each case, (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein, and (ii) present fairly in all material respects the consolidated financial condition of PG&E and its consolidated Subsidiaries as of such date, and its consolidated income and its consolidated cash flows for the respective fiscal year or portion of the fiscal year then ended, subject, in the case of the financial statements referred to in clause (b), to the absence of footnotes and to normal year-end audit adjustments.

(o) Investment Company Act. Such Originator is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

(p) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(q) Solvent. Such Originator is Solvent.

(r) Plan of Reorganization; Confirmation Order. (i) The Plan of Reorganization has been confirmed by the Bankruptcy Court and the “Effective Date” of the Plan of Reorganization has occurred and (ii) the Confirmation Order is in full force and effect and no stay thereof is in effect.

(s) Opinions. The facts regarding such Originator, the Receivables, the Related Rights and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(t) Reliance on Separate Legal Identity. Such Originator acknowledges that each of the Lenders, the Group Agents and the Administrative Agent are entering into the Transaction Documents to which they are parties in reliance upon the Buyer’s identity as a legal entity separate from such Originator.

(u) Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. None of the PG&E Parties or any of their respective Subsidiaries, nor, to the knowledge of any PG&E Party, any director, officer, agent, Affiliate or employee of any PG&E Party or any of its Subsidiaries is currently (i) the subject of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of any Sanctions. None of the PG&E Parties or any of their respective Subsidiaries, nor, to the knowledge of the PG&E Parties, any director, officer, agent, Affiliate or employee of any PG&E Party or any of their respective Subsidiaries, has taken any action, directly or indirectly, that would result in a violation in any material respect by any such Person of the FCPA or of any other Anti-Corruption Laws.

(v) Proceeds. No proceeds received by any PG&E Party or any of their respective Subsidiaries or Affiliates in connection with any sale will be used in any manner that will violate Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(w) No Linked Accounts. Except for the Servicer’s Accounts, there are no “Linked Accounts” (as defined in the applicable Account Control Agreement) with respect to any Account maintained at any Account Bank.

(x) ERISA. No Reportable Event has occurred during prior five years with respect to any Plan, and each Plan has complied with the applicable provisions of ERISA and the Code, except, in each case, to the extent that any such Reportable Event or failure to comply with the applicable provisions of ERISA or the Code could not reasonably be expected to result in a Material Adverse Effect. During the prior five years, there has been no (i) failure to make a required contribution to any Plan that would result in the imposition of an Adverse Claim or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such an Adverse Claim; or (ii) “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived, except, in each case, to the extent that such event could not reasonably be expected to result in a Material Adverse Effect. No termination of a Single Employer Plan has occurred, and no Adverse Claim in favor of the PBGC or a Plan has arisen, during the prior five-years. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date for which a certified actuarial valuation report is available prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits, except as could not reasonably be expected to result in a Material Adverse Effect. Neither any PG&E Party nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan during the prior five years that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither any PG&E Party nor any Commonly Controlled Entity would become subject to any liability under ERISA if any PG&E Party or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, except as could not reasonably be expected to result in a Material Adverse Effect. No such Multiemployer Plan is in endangered or critical status (within the meaning of Section 305 of ERISA) or in Insolvency.

(y) No Fraudulent Conveyance. No sale or contribution hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.

(z) No Event of Default or Termination Event. No event has occurred and is continuing and no condition exists, or would result from the sale, transfer and assignment or contribution of the Receivables originated by such Originator, that constitutes or may reasonably be expected to constitute an Event of Default, an Unmatured Event of Default, a Termination Event or an Unmatured Termination Event.

(aa) Other Transaction Documents. Each representation and warranty made by such Originator under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

(bb) Regulatory Matters. Solely as a result of the execution and delivery of the Transaction Documents and of this Agreement and the performance of the respective parties’ obligations thereunder, none of the Credit Parties shall be or become subject to regulation (i) under the FPA or (ii) as a “public utility” or “public service corporation” or the equivalent under any Applicable Law, including the California Public Utilities Code.

ARTICLE V

GENERAL COVENANTS

SECTION 5.1 Mutual Covenants. At all times from the Closing Date until the Final Payout Date, Buyer and each Originator shall:

(a) Compliance with Laws, Etc. Comply with all Requirements of Law, except for any Requirements of Law being contested in good faith by appropriate proceedings and except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Existence. Keep in full force and effect its existence and rights as a corporation or other entity in the jurisdiction of its organization, and shall obtain and preserve its qualification to do business in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c) Separateness. (i) To the extent applicable to it, observe the applicable legal requirements for the recognition of Buyer as a legal entity separate and apart from such Originator and any Affiliate of such Originator, including complying with (and causing to be true and correct) each of the facts and assumptions contained in the legal opinions of counsel delivered in connection with this Agreement and the other Transaction Documents regarding “true sale” and “substantive consolidation” matters (and any later bring-downs or replacements of such opinions) and (ii) not take any actions inconsistent with the terms of Section 7.03 of the Receivables Financing Agreement or Buyer’s Organizational Documents.

SECTION 5.2 Additional Covenants of Each Originator. At all times from the Closing Date until the Final Payout Date, each Originator shall:

(a) Furnishing of Information and Inspection of Receivables. Furnish or cause to be furnished to the Buyer, the Administrative Agent and each Group Agent from time to time such information with respect to the Receivables and the other Collateral as the Buyer, the Administrative Agent or any Group Agent may reasonably request. Each Originator will, at such Originator’s expense, during regular business hours with prior written notice permit the Buyer, the Administrative Agent and each

Group Agent or their respective agents or representatives (which may include certified public accountants or other auditors) to (i) examine and make copies of and abstracts from all books and records relating to the Receivables or Related Rights, (ii) visit the offices and properties of such Originator for the purpose of examining such books and records, (iii) conduct a review of such Originator’s books and records with respect to the Receivables and Related Rights and (iv) discuss matters relating to the Receivables, the Related Rights or such Originator’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors or employees and use commercially reasonable efforts to provide for the Buyer, the Administrative Agent and each Group Agent or their respective agents or representatives (in the presence of representatives of such Originator) to meet with the independent permit certified public accountants of such Originator; provided, however, that (A) any such visits or inspections shall be subject to such conditions as such Originator shall deem necessary based on reasonable considerations of safety, security and confidentiality; and (B) such Originator shall not be required to disclose to any Person any information the disclosure of which is prohibited by applicable law or binding agreement or subject to attorney-client privilege or constitutes attorney-work product or constitutes non-financial trade secrets or non-financial proprietary information so long as (x) such confidentiality obligation was not entered into in contemplation hereof and (y) such Originator provides such Person with notice that information is being withheld due to the existence of such confidentiality obligation; provided, further, however, that the Originators shall be required to reimburse the Administrative Agent for only one (1) such review in any twelve-month period (excluding any audits/inspections requested by Buyer), unless an Event of Default or a Termination Event has occurred and is continuing. If a Ratings Event, Event of Default or a Termination Event has occurred and is continuing, the Administrative Agent may appoint a third party to monitor the servicing of the Receivables, including the disposition of Collections.

(b) Books and Records. Maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable) and the identification and segregation of Non-Securitization Receivables (including records adequate to permit the immediate identification of each new Non-Securitization Receivable and all collections of each existing Non-Securitization Receivable).

(c) Conduct of Business. Each Originator will do all things necessary to take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except in the case of clause (ii) above, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; except that such Originator may be merged, consolidated or amalgamated with another Person so long as, after giving effect to such transaction, (a) no Unmatured Termination Event, Termination Event, Unmatured Event of Default or Event of Default shall have occurred and be continuing, (b) either (i) the Originator is the continuing or surviving corporation of such merger, consolidation or amalgamation or (ii) the continuing or surviving corporation of such merger, consolidation or amalgamation, if not the Originator, (x) shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, (y) shall have assumed all obligations of such Originator under this Agreement pursuant to arrangements reasonably satisfactory to the Administrative Agent and (z) to the extent requested by the Administrative Agent or any Lender, shall have promptly provided to the Administrative Agent or such Lender all documentation and other information that may be required by the Administrative Agent or such Lender in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including information required by the PATRIOT Act and the Beneficial Ownership Rule, (c) the ratings by Moody’s and S&P of the continuing or surviving corporation’s or purchaser’s senior, secured debt shall be at least the higher of (1) Baa3 from Moody’s and BBB- from S&P and (2) the ratings by such rating agencies of such Originator’s senior, secured debt in effect before the earlier of the occurrence or the public announcement of such event and (d) the Administrative Agent shall have received such certificates, documents, instruments, agreements and opinions of counsel (which shall be addressed to Administrative Agent and all Lenders) as it shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.

(d) Performance and Compliance with Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and the Receivables, to the same extent as if such Originator’s Receivables had not been sold or contributed, as applicable, hereunder and the exercise by each of Buyer, Servicer, Administrative Agent or any of their respective designees of its rights hereunder or under the Receivables Financing Agreement shall not relieve such Originator from such obligations.

(e) Location of Records. Keep its chief executive office and principal place of business, and the primary offices where it keeps its Records (and original documents relating thereto), at the address of such Originator referred to in Annex 1 or at such other locations in jurisdictions where all action required by Section 7.02 of the Receivables Financing Agreement shall have been taken and completed.

(f) Credit and Collection Policy. Timely and fully comply with the Credit and Collection Policy in all material respects with regard to each Receivable sold or contributed by it hereunder and the related Contract.

(g) Payments on Receivables, Accounts. At all times, instruct all Obligors to deliver payments on the Receivables directly to a Collection Account or a Lock-Box. Each Originator will (i) cause Collections in an amount equal to the Initial Transfer Amount to be transferred to the Borrower Accounts on each Business Day, (ii) at any time that a Stop Sweeping Event has occurred and is continuing, for each Business Day cause Collections in an amount equal to the Remaining Transfer Amount for such Business Day to be transferred to the Borrower Accounts no later than five (5) Business

Days after such Business Day and (iii) at any time that a Stop Sweeping Event has occurred and is continuing, retain in the Collection Accounts all Collections with respect to the Receivables until such Collections have been transferred directly from the Collection Accounts to the Borrower Accounts (either as an Initial Transfer Amount or as a Remaining Transfer Amount). The Buyer acknowledges and agrees that for administrative convenience, so long as a Stop Sweeping Event has not occurred and is continuing, that Collections in an amount equal to the Remaining Transfer Amount for such Business Day need not be transferred to the Borrower Accounts but instead shall be retained by the Servicer and distributed to the Originators in partial payment for the Receivables purchased by the Buyer on such date from the Originators in accordance with the terms of this Agreement. Each Originator will, at all times, maintain such books and records necessary to (i) identify Collections received from time to time on Receivables, (ii) segregate Collections on Receivables from Non-Securitization Collections and all other funds, (iii) identify Non-Securitization Collections received from time to time and the Non-Securitization Receivable to which each portion of Non-Securitization Collections relate and (iv) promptly remit Collections on Receivables to a Borrower Account. If any payments on the Receivables or other Collections are received by any Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Group Agents and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account; provided, however, that in the event that any such payments on the Receivables or other Collections are not remitted by an Obligor directly into a Collection Account or a Lock-Box, the applicable Originator (or the Servicer on its behalf) shall notify the applicable Obligor of such failure and shall take commercially reasonable action to ensure that future payments on Receivables owing by such Obligor are remitted by such Obligor directly to a Collection Account or a Lock-Box. Each Originator will cause each Account Bank to comply with the terms of each applicable Account Control Agreement. No Originator will permit funds other than (i) Collections on Receivables and Related Rights to be deposited into any Borrower Account or (ii) Non-Securitization Collections and Collections on Receivables and Related Rights to be deposited into any Collection Account. If such funds are nevertheless deposited into any Account, the applicable Originator (or the Servicer on its behalf) will within two (2) Business Days transfer such funds to the appropriate Person entitled to such funds. No Originator shall terminate an Account Bank or close an Account (or a related Lock-Box), in each case, with the prior written consent of the Administrative Agent. Each Originator shall ensure that no disbursements are made from (i) any Borrower Account, other than such disbursements that are made at the direction and for the account of the Borrower or (ii) any Collection Account, other than (x) the transfer of Collections out of the Collection Accounts and (y) the transfer of Non-Securitization Collections out of the Collection Accounts.

(h) Frequency of Billing. Prepare and deliver (or cause to be prepared and delivered) invoices with respect to all Receivables in accordance with the Credit and Collection Policy, but in any event no less frequently than as required under the Contract related to such Receivable.

(i) Commingling. Each Originator will at all times, take commercially reasonable actions to ensure that on and after the Closing Date that no funds are deposited into (i) any Borrower Account other than Collections on Receivables or (ii) any Collection Account other than Collections on Receivables and Non-Securitization Collections. In the event that 10.0% or more of the aggregate amount of all funds deposited into the Collection Accounts during each of two consecutive calendar months constitute Miscellaneous Collections, each Originator shall (i) within sixty (60) days notify the obligors of the Miscellaneous Items to cease remitting Miscellaneous Collections to the Collection Accounts and Lock-Boxes and (ii) take commercially reasonable action to ensure that future payments on Miscellaneous Items are not remitted directly to any Collection Account or any Lock-Box.

(j) Taxes. Each Originator will pay all taxes due and payable or any other tax assessments made against such Originator or any of its Significant Subsidiaries or any of their respective property by any Governmental Authority (other than (i) any amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Originator or any of its Significant Subsidiaries, as applicable or (ii) where the failure to effect such payment could not reasonably be expected to have a Material Adverse Effect with respect to such Originator).

(k) Accounting. Other than for consolidated accounting purposes, such Originator will not account for or treat the transactions contemplated hereby in any manner other than as a sale or contribution (as applicable) of Receivables and the Related Rights by such Originator to the Buyer; provided that solely for federal income tax reporting purposes, the Buyer is treated as a “disregarded entity” of PG&E and, therefore, the conveyance of Receivables and Related Rights by PG&E to the Buyer hereunder will not be recognized.

(l) Federal Assignment of Claims Act; Etc. Subject to the receipt of any consent required by the CPUC, if requested by the Administrative Agent following the occurrence of an Event of Default or a Termination Event, prepare and make any filings under the Federal Assignment of Claims Act (or any other similar Applicable Law) with respect to Government Receivables, that are necessary or desirable in order for the Administrative Agent to enforce such Government Receivable against the Obligor thereof.

(m) Security Interest, Etc. Each Originator shall, at its expense, take (ii) all action necessary or desirable to establish and maintain a valid and enforceable first priority perfected security interest in the Collection Accounts, in each case free and clear of any Adverse Claim, in favor of the Collection Account Agent (on behalf of the Intercreditor Agreement Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Collection Account Agent (on behalf of the Intercreditor Agreement Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Collection Account Agent under the Intercreditor Agreement, each Originator shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Collection Account Agent’s security interest in the Collection Accounts.

(n) Linked Accounts. Except for the Servicer’s Accounts, no Originator shall permit any “Linked Account” to exist with respect to any Account; provided, however, that at any time during the continuance of an Event of Default, a Termination Event or a Ratings Event, the Originators shall, if so instructed by the Administrative Agent (in its sole discretion), cause each Servicer’s Account to cease being a “Linked Account” promptly, but not later than 2 Business Days following the Originators’ receipt of such instruction. The Servicer shall at all times ensure that (i) the account balance in each Servicer’s Account is greater than zero and will exceed the aggregate amount of all “Settlement Items” (as defined in the applicable Account Control Agreement) at any time outstanding with respect to such Servicer’s Account and (ii) no amount will be debited against any Account as a result of any “Settlement Item” that originated in any Servicer’s Account or any other account other than an Account.

SECTION 5.3 Reporting Requirements. From the date hereof until the Final Payout Date, each Originator will furnish (or cause to be furnished) to Buyer and to Administrative Agent each of the following:

(a) Other Information. Promptly, such additional financial and other information (other than any such information the disclosure of which is prohibited by applicable law or binding agreement or subject to attorney-client privilege or constitutes attorney-work product or constitutes non-financial trade secrets or non-financial proprietary information so long as (x) such confidentiality obligation was not entered into in contemplation hereof and (y) such Originator provides the Buyer, the Administrative Agent or such Group Agent with notice that information is being withheld due to the existence of such confidentiality obligation) as the Buyer, the Administrative Agent or any Group Agent may from time to time reasonably request.

(b) Receivable Information. Such additional information regarding (i) the Receivables as the Buyer, the Administrative Agent or any Group Agent may from time to time reasonably request, (ii) the principal amount, payment terms and obligors of the Excluded Receivables and Miscellaneous Items as the Buyer, the Administrative Agent or any Group Agent may from time to time reasonably request and (iii) other terms and characteristics of the Excluded Receivables (other than any such information the disclosure of which is prohibited by applicable law or binding agreement or subject to attorney-client privilege or constitutes attorney-work product or constitutes non-financial trade secrets or non-financial proprietary information so long as (x) such confidentiality obligation was not entered into in contemplation hereof and (y) such Originator provides the Buyer, the Administrative Agent or such Group Agent with notice that information is being withheld due to the existence of such confidentiality obligation) as the Buyer, the Administrative Agent or any Group Agent may from time to time reasonably request.

(c) Notices. Notice in writing of any of the following events promptly upon (but in no event later than two (2) Business Days after) a Responsible Officer or a Financial Officer of any Originator learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Events of Default, Unmatured Events of Default, Termination Events or Unmatured Terminations Events. The occurrence of any Event of Default, Unmatured Event of Default, Termination Event or Unmatured Termination Event.

(ii) Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Receivables or Related Rights or any portion thereof, (B) any Person other than the Buyer, the Servicer, the Collection Account Agent or the Administrative Agent shall obtain any rights or direct any action with respect to any Account (or related Lock-Box), or (C) any Obligor shall receive any change in payment instructions with respect to Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(iii) Name Changes. Any change in any Originator’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements or similar filings.

(iv) [Reserved].

(v) ERISA Event. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect (provided, that, any judicial proceeding instituted by PBGC that, within 60 days after the institution of such proceeding, has been withdrawn or stayed by PBGC or otherwise, shall be disregarded for the purpose of this Section 5.3(c)(v)).

(vi) Sale Termination Event. The occurrence of a Sale Termination Event.

SECTION 5.4 Negative Covenants of Each Originator. From the date hereof until the Final Payout Date, each Originator shall not, without the prior written consent of Administrative Agent and Buyer, do or permit to occur any act or circumstance with which it has covenanted not to do or permit to occur in any Transaction Document to which it is a party in any capacity, or:

(a) Sales, Liens, etc. Except as otherwise explicitly provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable or other Collateral, or assign any right to receive income in respect thereof.

(b) Extension or Amendment of Receivables. Except as otherwise permitted in Section 8.02 of the Receivables Financing Agreement (including any requirement of the CPUC specified therein), the Originators will not, and will not permit the Servicer to, alter the delinquency status or adjust the Unpaid Balance or otherwise modify the terms of any Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract.

(c) Change in Credit and Collection Policies. Make any material change in the Credit and Collection Policy without the prior written consent of the Buyer, the Administrative Agent and the Majority Group Agents; provided, however, that (i) any change resulting from any requirement, order, directive or other pronouncement of or by the CPUC or any other Governmental Authority shall not constitute a material change to the Credit and Collection Policy and (ii) the Originators may, and may permit the Servicer to, modify or temporarily suspend the Credit and Collection Policy in the event of a natural disaster or operational disruption that is beyond the reasonable control of the Servicer for so long as such disruption continues. Promptly following any material change in the Credit and Collection Policy, such Originator will deliver a copy of the updated Credit and Collection Policy to the Buyer, the Administrative Agent and each Lender.

(d) Change in Payment Instructions to Obligors. Add, replace or terminate any Collection Account (or any related Lock-Box) or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Collection Account Control Agreement (or an amendment thereto) with respect to such new Collection Accounts (or any related Lock-Box), and the Administrative Agent shall have consented to such change in writing.

(e) Mergers, Acquisitions, Sales, Etc. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business (including, without limitation, rental equipment or leasehold interests and excluding the sale or transfer of any accounts receivable or of any amounts that are accrued and recorded in a regulatory account for collections by such Originator, in each case, in connection with a securitization transaction, including, without limitation, the transactions contemplated by the Transaction Documents), except that such Originator may be merged, consolidated or amalgamated with another Person or Dispose of all or substantially all of its property or business so long as, after giving effect to such transaction, (a) no Unmatured Termination Event, Termination Event, Unmatured Event of Default or Event of Default shall have occurred and be continuing, (b) either (i) the Originator is the continuing or surviving corporation of such merger, consolidation or amalgamation or (ii) the continuing or surviving corporation of such merger, consolidation or amalgamation, if not the Originator, (x) shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, (y) shall have assumed all obligations of such Originator under this Agreement pursuant to arrangements reasonably satisfactory to the Administrative Agent and (z) to the extent requested by the Administrative Agent or any Lender, shall have promptly provided to the Administrative Agent or such Lender all documentation and other information that may be required by the Administrative Agent or such Lender in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including information required by the PATRIOT Act and the Beneficial Ownership Rule, (c) the ratings by Moody’s and S&P of the continuing or surviving corporation’s or purchaser’s senior, secured debt shall be at least the higher of (1) Baa3 from Moody’s and BBB- from S&P and (2) the ratings by such rating agencies of such Originator’s senior, secured debt in effect before the earlier of the occurrence or the public announcement of such event and (d) the Administrative Agent shall have received such certificates, documents, instruments, agreements and opinions of counsel (which shall be addressed to Administrative Agent and all Lenders) as it shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.

(f) Change in Organization, Etc. Change its jurisdiction of organization or its name, identity or corporate organization structure or make any other change such that any financing statement filed or other action taken to perfect Buyer’s or Administrative Agent’s interests hereunder and under the Receivables Financing Agreement, as applicable, would become seriously misleading or would otherwise be rendered ineffective, unless (i) except as required by the CPUC or other Governmental Authority, no Event of Default, Unmatured Event of Default, Termination Event or Unmatured Termination Event has occurred and is continuing or would result immediately after giving effect thereto, (ii) to the extent requested by Administrative Agent or any Group Agent, such Originator shall have promptly provided to Administrative Agent or such Group Agent all documentation and other information that may be required by Administrative Agent or such Group Agent in order to enable compliance with applicable “know-your-customer” and anti-money laundering rules and regulations, including information required by the PATRIOT Act and the Beneficial Ownership Rule and (iii) Administrative Agent and Buyer have received such certificates, documents, instruments, agreements and opinions of counsel (which shall be addressed to Administrative Agent and all Lenders) as they shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.

(g) Actions Impairing Quality of Title. Take any action that would reasonably be expected to cause any Receivable, together with the Related Rights, not to be owned by Buyer free and clear of any Adverse Claim; or take any action that would reasonably be expected to cause Administrative Agent not to have a first priority perfected security interest in the Receivables and, to the extent such security interest can be perfected by filing a financing statement or the execution of an account control agreement, any Related Rights (or any portion thereof) and all cash proceeds of any of the foregoing, in each case, free and clear of any Adverse Claim; or suffer the existence of any financing statement or other instrument similar in effect covering any Receivable or any Related Rights on file in any recording office (except such as may be filed (i) in favor of Buyer in accordance with any Transaction Document or (ii) in favor of

Administrative Agent in accordance with this Agreement or any Transaction Document) or take any action that would reasonably be expected to cause Administrative Agent not to have a valid first priority perfected security interest in each ESP Account and all amounts or instruments on deposit or credited therein from time to time.

(h) Buyer’s Tax Status. Take or cause any action to be taken that could reasonably result in the Buyer (A) being treated other than as “disregarded as an entity separate from its owner” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly-owned by a U.S. Person, (B) becoming an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes or (C) becoming subject to withholding under Sections 1441, 1445, 1446 or 1461 of the Code.

ARTICLE VI

TERMINATION OF PURCHASES

SECTION 6.1 Voluntary Termination. Upon the occurrence and during the continuation of a Sale Termination Event with respect to any Originator, the sale and contribution of Receivables and Related Rights by such Originator pursuant to this Agreement may be terminated by the Buyer, with the prior written consent of the Administrative Agent, at any time when the Aggregate Capital is equal to zero.

SECTION 6.2 Automatic Termination. The sale by any Originator or contribution by PG&E, as applicable, of Receivables and Related Rights pursuant to this Agreement shall automatically terminate if (i) an Event of Bankruptcy shall have occurred and remain continuing with respect to such Originator or Buyer or (ii) the Final Payout Date shall have occurred.

ARTICLE VII

INDEMNIFICATION

SECTION 7.1 Each Originator’s Indemnity. Without limiting any other rights which any such Person may have hereunder or under Applicable Law, each Originator jointly and severally, hereby agrees to indemnify and hold harmless Buyer, Buyer’s Affiliates and all of their respective successors, transferees, participants and assigns, the Administrative Agent, the Credit Parties, the Affected Persons, all Persons referred to in Section 8.4 hereof, and all officers, members, managers, directors, shareholders, controlling persons and employees of any of the foregoing (each an “Originator Indemnified Party”), forthwith on demand, from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of such Originator pursuant to this Agreement or any other Transaction Document, including any judgment, award, settlement, Attorney Costs and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as, “Originator Indemnified Amounts”); excluding (i) Originator Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Originator

Indemnified Amounts resulted solely from the gross negligence or willful misconduct by such Originator Indemnified Party seeking indemnification and (ii) Originator Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor.    Without limiting or being limited by the foregoing, each Originator, jointly and severally, shall pay on demand, to each Originator Indemnified Party any and all amounts necessary to indemnify such Originator Indemnified Party from and against any and all Originator Indemnified Amounts relating to or resulting from any of the following (but excluding Originator Indemnified Amounts described in clauses (i) and (ii) above):

(i) the transfer by such Originator of any interest in any Receivable other than the sale or contribution, as applicable, of any Receivable and Related Rights to Buyer pursuant to this Agreement and the grant of a security interest to Buyer pursuant to this Agreement;

(ii) any representation, warranty or statement made or deemed made by such Originator (or any of its respective officers) under or in connection with this Agreement or any of the other Transaction Documents (including in any report or certificate required to be delivered under any Transaction Document) shall have been untrue, false or incorrect when made or deemed made;

(iii) the failure of such Originator to comply with any Applicable Law (including with respect to any Receivable or the Related Rights), or the nonconformity of any Receivable or Related Rights transferred or purported to be transferred by such Originator with any such Applicable Law;

(iv) the lack of an enforceable ownership interest or a first priority perfected security interest in the Receivables (and all Related Rights) transferred, or purported to be transferred by such Originator, to Buyer pursuant to this Agreement against all Persons (including any bankruptcy trustee or similar Person);

(v) any attempt by any Person (including Buyer) to void the transfers by such Originator contemplated hereby under statutory provisions or common law or equitable action;

(vi) the failure to have filed, or any delay in filing of, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Receivable transferred by such Originator, or purported to be transferred by such Originator, to Buyer pursuant to this Agreement whether at the time of any purchase or acquisition, as applicable, or at any time thereafter;

(vii) any dispute, claim, offset or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool transferred, or purported to be transferred by such

Originator, to Buyer pursuant to this Agreement (including a defense based on such Receivable’s or the related Contract’s not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(viii) any failure of such Originator to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(ix) any suit or claim related to the Receivables transferred, or purported to be transferred by such Originator, to Buyer pursuant to this Agreement (including any products liability or environmental liability claim arising out of or in connection with merchandise or services that are the subject of any such Receivable to the extent not covered pursuant to Section 8.6);

(x) the ownership, delivery, non-delivery, possession, design, construction, use, maintenance, transportation, performance (whether or not according to specifications), operation (including the failure to operate or faulty operation), condition, return, sale, repossession or other disposition or safety of any Related Rights (including claims for patent, trademark, or copyright infringement and claims for injury to persons or property, liability principles, or otherwise, and claims of breach of warranty, whether express or implied) transferred or purported to be transferred by such Originator;

(xi) the failure of any Originator, Servicer or any predecessor in interest to notify any Obligor of the assignment pursuant to the terms hereof by of any Receivable by such Originator to Buyer or the failure to require that payments (including any under the related insurance policies) be made directly to Buyer pursuant to the terms hereof;

(xii) failure by such Originator to comply with the “bulk sales” or analogous Applicable Laws of any jurisdiction;

(xiii) any Taxes imposed upon any Originator Indemnified Party or upon or with respect to the Receivables transferred, or purported to be transferred, to Buyer by such Originator pursuant to this Agreement and all reasonable and documented costs and expenses related thereto or arising therefrom, including the reasonable and documented fees and expenses of counsel in defending against the same, to the extent such Taxes or such amounts relating thereto arise by reason of the purchase or ownership, contribution or sale of such Receivables (or of any interest therein) or Related Rights pursuant to this Agreement or any goods which secure any such Receivables or Related Right;

(xiv) any loss arising, directly or indirectly, as a result of the imposition of sales or analogous Taxes or the failure by such Originator or Servicer to timely collect and remit to the appropriate authority any such taxes;

(xv) the commingling of Collections of Receivables at any time with other funds (including the commingling of Collections of Receivables with Non-Securitization Collections);

(xvi) any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or in respect of any Receivable or any related Contract;

(xvii) the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;

(xviii) any failure by such Originator to obtain consent from any Obligor prior to the assignment of any Receivable and Related Rights pursuant to the terms of this Agreement;

(xix) any breach of any Contract as a result of the sale or contribution thereof or any Receivables related thereto by such Originator pursuant to this Agreement;

(xx) any inability of such Originator or Buyer to assign any Receivable or other Related Right as contemplated under the Transaction Documents; or the violation or breach by such Originator or Servicer of any confidentiality provision, or of any similar covenant of non-disclosure, with respect to any Contract, or any other Indemnified Amount with respect to or resulting from any such violation or breach;

(xxi) any civil penalty or fine assessed by OFAC or any other Governmental Authority administering any Anti-Corruption Law or Sanctions, and all reasonable costs and expenses (including reasonable documented legal fees and disbursements) incurred in connection with defense thereof by, any Originator Indemnified Party in connection with the Transaction Documents as a result of any action of any PG&E Party or any of their respective Affiliates;

(xxii) any other amount paid or payable pursuant to Sections 4.02 or 13.04 of the Receivables Financing Agreement;

(xxiii) any failure of an Account Bank to comply with the terms of the applicable Account Control Agreement, the termination by an Account Bank of any Account Control Agreement or any amounts (including in respect of an indemnity) payable by the Administrative Agent or the Collection Account Agent to an Account Bank under any Account Control Agreement;

(xxiv) the existence of any “Linked Account” (as defined in the applicable Account Control Agreement) with respect to any Account (including any such “Linked Account” permitted hereunder) and any debit from or other charge against any Account as a result of any “Settlement Item” (as defined in the applicable Account Control Agreement) that originated in any Servicer’s Account or any account other than an Account;

(xxv) any failure of the Collection Account Agent to comply with the terms of the Intercreditor Agreement or any amounts (including in respect of an indemnity) payable by the Administrative Agent under the Intercreditor Agreement; or

(xxvi) any investigation, litigation, dispute or proceeding (actual or threatened) related to (A) any Account or any amounts on deposit therein or (B) the Intercreditor Agreement;

SECTION 7.2 Contribution. If for any reason the indemnification provided above in this Article VII is unavailable to an Originator Indemnified Party or is insufficient to hold an Originator Indemnified Party harmless for Originator Indemnified Amounts, then each Originator shall contribute to the amount paid or payable by such Originator Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Originator Indemnified Party on the one hand and such Originator on the other hand but also the relative fault of such Originator Indemnified Party as well as any other relevant equitable considerations.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Amendments, etc.. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Originator or any Affiliate thereof shall be effective unless in a writing signed by Buyer, Administrative Agent and the Majority Group Agents (and, in the case of any amendment, also signed by each Originator), and then any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given ; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Group Agent:

(a) add or remove any Originator as a party to this Agreement;

(b) change any of the provisions of Section 3.2; or

(c) change any of the provisions of this Section 8.1.

No Originator may amend or otherwise modify any other Transaction Document executed by it without the written consent of Buyer, Administrative Agent and the Majority Group Agents.

SECTION 8.2 No Waiver; Remedies. (a) No failure on the part of Buyer or any Originator Indemnified Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. After the occurrence and during the continuance of an Event of Default or a Termination Event, Buyer (or Administrative Agent as assignee of Buyer’s rights hereunder) shall have, in addition to all other rights and remedies under this Agreement, any other Transaction Document or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws (including all the rights and remedies of a secured party upon default under the UCC (including the right to sell any or all of the Receivables and Related Rights)). The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law. Each Originator hereby acknowledges and agrees that specific remedies have been granted to the Administrative Agent and certain other parties the Receivables Financing Agreement and such Originator shall not object to the exercise thereof and no such Originator shall have any right or claim against any party as a result of such exercise. Without limiting the foregoing, MUFG, individually and as Administrative Agent, each Lender and each other Credit Party, and any of their Affiliates (the “Set-off Parties”) are each hereby authorized by each of the parties hereto, at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by and other indebtedness at any time owing to any such Set-off Party to or for the credit to the account of the parties hereto, against all obligations of each Originator, now or hereafter existing under this Agreement or any other Transaction Document (other than in respect of any repayment of the Aggregate Capital or Interest by Buyer pursuant to the Receivables Financing Agreement), to any Affected Person, any Indemnified Party or any other Affected Person.

(b) Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice or demand to any Originator, and without waiving any of its rights under any of the Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property securing any of the Senior Interests pursuant to, and to the extent set forth in, the Transaction Documents; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests in accordance with the Transaction Documents; (iv) amend, supplement, or otherwise modify any Transaction Document in accordance with the terms thereof; and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property.

(c) The Subordination Provisions are made for the benefit of the Senior Interest Holders, and Administrative Agent may proceed to enforce such provisions on behalf of each of such Persons.

SECTION 8.3 Notices, Etc.. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication and electronic mail) and faxed or delivered to each party hereto, at its address set forth in Annex 2 or at such other address as shall be designated by such party in a written notice to the other parties hereto.

All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered during the recipient’s normal business hours, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received during the recipient’s normal business hours, at its address set forth in Annex 2 or at such other address as shall be designated by such party in a written notice to the other parties hereto.

SECTION 8.4 Binding Effect; Assignment. Each Originator acknowledges that institutions providing financing (by way of loans or purchases of Receivables or interests therein) pursuant to the Receivables Financing Agreement may rely upon the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall also, to the extent provided herein, inure to the benefit of the parties to the Receivables Financing Agreement. Each Originator acknowledges that Buyer’s rights under this Agreement may be assigned to MUFG or a Lender under the Receivables Financing Agreement, consents to such assignment and to the exercise of those rights directly by MUFG or a Lender to the extent permitted by the Receivables Financing Agreement and acknowledges and agrees that MUFG, individually and as Administrative Agent, a Lender and the other Affected Persons and each of their respective successors and assigns are express third party beneficiaries of this Agreement.

SECTION 8.5 Survival. The rights and remedies with respect to any breach of any representation and warranty made by any Originator or Buyer pursuant to Section 3.2, Article IV, the indemnification provisions of Article VII, and the provisions of Sections 8.4, 8.5, 8.6, 8.8, 8.9, 8.10, 8.11, 8.12 and 8.14 shall survive any termination of this Agreement.

SECTION 8.6 Costs and Expenses. In addition to its obligations under Section 7, each Originator, jointly and severally, agrees to pay on demand:

(a) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the other Credit Parties in connection with (i) the preparation, negotiation, execution, delivery and administration of this Agreement, any Program Support Agreement (or any supplement or amendment thereof) related to this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, the reasonable Attorney Costs of only one joint counsel and one joint special California counsel and, if necessary, one joint local counsel in each other relevant jurisdiction to the Administrative Agent and the other Credit Parties and any of their respective Affiliates with respect thereto (and in the case of an actual or perceived conflict of interest, one additional counsel for each applicable jurisdiction to each group of similarly situated affected Persons) and (ii) advising the Administrative Agent and the other Credit Parties and their respective Affiliates as to their rights and remedies under this Agreement and the other Transaction Documents;

(b) all reasonable and documented accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent and the other Secured Parties and any of their respective Affiliates and the fees and charges of any nationally recognized statistical rating agency incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent or any other Secured Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document;

(c) Other Taxes, and agrees to indemnify each Originator Indemnified Party and their respective Affiliates against any liabilities for, or resulting from any delay in paying (or failure to pay), such Taxes; and

(d) all out-of-pocket costs and expenses (including Attorney Costs), of the Administrative Agent and the other Secured Parties and their respective Affiliates, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents.

SECTION 8.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile transmission, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of an original executed counterpart hereof or any other electronic means as provided in the immediately following sentence. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 8.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF BUYER IN THE RECEIVABLES OR RELATED RIGHTS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 8.9 Waiver of Jury Trial. EACH ORIGINATOR AND BUYER HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR UNDER ANY

AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

SECTION 8.10 Consent to Jurisdiction; Waiver of Immunities. EACH ORIGINATOR AND BUYER HEREBY ACKNOWLEDGES AND AGREES THAT:

(a) IT IRREVOCABLY (i) SUBMITS TO THE EXCLUSIVE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING; AND

(b) TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.

SECTION 8.11 Confidentiality. Each party hereto agrees to comply with, and be bound by, the confidentiality provisions of Section 13.06 of the Receivables Financing Agreement as if they were set forth herein mutatis mutandis.

SECTION 8.12 No Proceedings. Each Originator agrees, for the benefit of the parties to the Receivables Financing Agreement, that it will not institute against Buyer, or join any other Person in instituting against Buyer, any proceeding of a type referred to in the definition of Event of Bankruptcy from the Closing Date until one year and one day after the Final Payout Date. In addition, all amounts payable by Buyer to any Originator pursuant to this Agreement shall be payable solely from funds available for that purpose (after Buyer has satisfied all obligations then due and owing under the Receivables Financing Agreement).

SECTION 8.13 No Recourse Against Other Parties. No recourse under any obligation, covenant or agreement of Buyer contained in this Agreement shall be had against any stockholder, employee, officer, director, member, manager incorporator or organizer of Buyer.

SECTION 8.14 Grant of Security Interest. It is the intention of the parties to this Agreement that the conveyance of each Originator’s right, title and interest in and to the Receivables, the Related Rights and all the proceeds of all of the foregoing to Buyer pursuant to this Agreement shall constitute an absolute and irrevocable purchase and sale or capital contribution, as applicable, and not a loan or pledge. Notwithstanding the foregoing, each Originator does hereby grant to Buyer a security interest to secure such Originator’s obligations hereunder in all of such Originator’s now or hereafter existing right, title and interest in, to and under (i) the Receivables, (ii) the Related Rights, (iii) the Lock-Boxes and Collection Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Boxes and Collection Accounts and amounts on deposit therein and (iv) all the proceeds of all of the foregoing and that this Agreement shall constitute a security agreement under Applicable Law.

SECTION 8.15 Binding Terms in Other Transaction Documents. Each Originator hereby makes for the benefit of Program Support Provider, Administrative Agent, each Lender, each other Secured Party, each of the representations, warranties, covenants, and agreements, and accepts all other binding terms, including the waiver of any rights, which are made applicable to any Originator in any other Transaction Document, each as if the same (together with any provisions incorporated therein by reference) were set forth in full herein.

SECTION 8.16 Joint and Several Liability. Each of the representations, warranties, covenants, obligations, indemnities and other undertakings of any Originator hereunder shall be made jointly and severally, and are joint and several liabilities of each of the Originators hereunder.

SECTION 8.17 Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PACIFIC GAS AND ELECTRIC COMPANY, as Servicer

By:	/s/ David Thomason
Name:	David Thomason
Title:	Vice President, Chief Financial Officer and Controller

PACIFIC GAS AND ELECTRIC COMPANY, as an Originator

By:	/s/ David Thomason
Name:	David Thomason
Title:	Vice President, Chief Financial Officer and Controller

PG&E AR FACILITY, LLC, as Buyer

By:	/s/ Margaret Becker
Name:	Margaret Becker
Title:	Vice President and Treasurer

S-1	Purchase and Sale Agreement (PG&E)

ANNEX 1

UCC DETAILS SCHEDULE

Annex 1, Page 1

ANNEX 2

NOTICE INFORMATION

If to an Originator, to the following, as applicable:

Pacific Gas and Electric Company

P.O. Box 770000

San Francisco, California 94177

Attention: Treasurer

Telecopy: (415) 973-8968

Telephone: (415) 973-8956

Email: BankingandMoneyManagementDepartment@pge.com

With a copy to:

Pacific Gas and Electric Company

P.O. Box 770000

San Francisco, California 94177

Attention: General Counsel

Telecopy: (415) 973-5520

Telephone: (415) 973-8956

Email: BankingandMoneyManagementDepartment@pge.com

If to Buyer:

PG&E AR Facility, LLC

P.O. Box 770000

San Francisco, California 94177

Attention: Treasurer

Telecopy: (415) 973-8968

Telephone: (415) 973-8956

Email: BankingandMoneyManagementDepartment@pge.com

With a copy to:

PG&E AR Facility, LLC

P.O. Box 770000

San Francisco, California 94177

Attention: General Counsel

Telecopy: (415) 973-5520

Telephone: (415) 973-8956

Email: BankingandMoneyManagementDepartment@pge.com

With a copy to each Lender, each Group Agent and Administrative Agent at their respective addresses set forth in the Receivables Financing Agreement.

Annex 2, Page 1

Exhibit 2.3(d)

FORM OF SUBORDINATED NOTE

NON-NEGOTIABLE SUBORDINATED NOTE

as of [    ], 20__

FOR VALUE RECEIVED, the undersigned, PG&E AR Facility, LLC, a Delaware limited liability company (“Buyer”), promises to pay to [________________, a ________________] (“Company”), on the terms and subject to the conditions set forth herein and in the Purchase and Sale Agreement referred to below, the aggregate unpaid purchase price of all Receivables and Related Rights purchased, acquired and to be purchased or acquired by Buyer pursuant to the Receivables Sale Agreement. Such amount as shown in the records of the Servicer shall be rebuttable presumptive evidence of the principal amount owing under this note (this “Note”).

1. Purchase and Sale Agreement. This note (this “Note”) is one of the Subordinated Notes described in Section 2.3(d) of, and is subject to the terms and conditions set forth in, the Purchase and Sale Agreement, dated as of October 5, 2020 (as the same may be amended, supplemented, or otherwise modified in accordance with its terms, the “Purchase and Sale Agreement”), among Buyer, as Originator, the Originators party thereto, the Servicer and Buyer. Reference is hereby made to the Purchase and Sale Agreement for a statement of certain other rights and obligations of Buyer and Company. In the case of any conflict between the terms of this Note and the terms of the Purchase and Sale Agreement, the terms of the Purchase and Sale Agreement shall control.

2. Definitions; Interpretation. Capitalized terms used (but not defined) herein have the meanings ascribed thereto in (or by reference in) the Purchase and Sale Agreement, and this Note shall be interpreted in accordance with Section 1.2 of the Purchase and Sale Agreement. In addition, as used herein, the following terms have the following meanings:

“Bankruptcy Proceedings” is defined in Section 7 hereof.

“Final Maturity Date” means the date that falls a year and a day after the later of (a) the related Sale Termination Date and (b) the Final Payout Date (as defined in the Receivables Financing Agreement).

“Junior Liabilities” means all obligations of Buyer under this Note or under any other Subordinated Notes described in Section 2.3(d) of the Purchase and Sale Agreement.

“Senior Interests” means (a) the security interest granted to Administrative Agent in the Collateral for the benefit of the Secured Parties pursuant to the Receivables Financing Agreement, (b) the Aggregate Capital, (c) all Borrower Obligations and (d) all other obligations of Buyer to the Senior Interest Holders, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due on or before the Final Maturity Date.

Exhibit 2.3(d), Page 1

“Senior Interest Holders” means, collectively, each Lender, each Group Agent, the Administrative Agent and the other Affected Persons (each as defined in the Receivables Financing Agreement) and their permitted assigns.

“Subordination Provisions” is defined in Section 7 hereof.

3. Interest. Subject to the Subordination Provisions, Buyer promises to pay interest on the aggregate unpaid principal amount of this Note outstanding on each interest payment date as set forth in Section 4 hereof at a variable rate equal to the sum of one-month Adjusted LIBOR plus 1% per annum.

4. Interest Payment Dates. Subject to the Subordination Provisions, Buyer shall pay accrued interest on this Note for each Settlement Period on each Settlement Date (or on such earlier date as Buyer may elect from time to time) and on the Final Maturity Date (as defined in the Receivables Financing Agreement) (or, if any such day is not a Business Day, the next succeeding Business Day). Buyer also shall pay accrued interest on the principal amount of each prepayment hereof on the date of each such prepayment.

5. Basis of Computation. Interest accrued hereunder shall be computed for the actual number of days elapsed on the basis of a 360-day year.

6. Principal Payment Dates. Subject to the Subordination Provisions, any unpaid principal of this Note shall be paid on the Final Maturity Date (or, if such date is not a Business Day, the next succeeding Business Day). Subject to the Subordination Provisions, the principal amount of and accrued interest on this Note may be prepaid on any Business Day without premium or penalty.

7. Subordination Provisions. The obligations under this Note are expressly subordinated in right of payment to the payment and performance of the Senior Interests, and any payment hereunder is pari passu in right of payment and performance to all other Junior Liabilities, to the extent and in the manner set forth in the following clauses of this Section 7 (the “Subordination Provisions”). Buyer covenants and agrees, and Company and any other assignee, transferee or pledgee of this Note (collectively, Company and any such other assignee, transferee or pledgee are called the “Holder”), by its acceptance of any sale, assignment, transfer or pledge of this Note, shall be deemed conclusively to have agreed for the benefit of the Senior Interest Holders, to the Subordination Provisions and the Company and each Holder by its acceptance of this Note shall be bound by such provisions:

(a) No payment or other distribution of Buyer’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Note except to the extent such payment or other distribution is either (i) permitted under the Receivables Financing Agreement or (ii) made on or after the Final Maturity Date.

(b) (i) In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar event relating to Buyer, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of Buyer or any sale of all or substantially all of the assets of Buyer (such proceedings being herein

Exhibit 2.3(d), Page 2

collectively called “Bankruptcy Proceedings”), and (ii) on and after the occurrence of the related Sale Termination Date, the Senior Interests shall first be indefeasibly paid and performed in full and in cash before the Holder shall be entitled to receive and to retain any payment or distribution in respect of this Note. In order to implement the foregoing: (A) all payments and distributions of any kind or character in respect of this Note to which the Holder would be entitled except for this subsection 7(b) shall be made directly to Administrative Agent (for the benefit of the Senior Interest Holders); (B) if the Holder shall timely file a claim or claims in any Bankruptcy Proceeding for any outstanding amount owed under this Note (and if the Holder does not timely do so, the Administrative Agent may), all payments and other distributions in respect thereof shall be made directly to the Administrative Agent (for the benefit of the Senior Interest Holders) until the Senior Interests shall have been paid and performed in full and in cash and (C) the Holder hereby irrevocably agrees that Administrative Agent, in the name of the Holder or otherwise, may demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file, prove and vote or consent in any such Bankruptcy Proceeding with respect to any and all claims of the Holder relating to this Note, in each case until the Senior Interests shall have been indefeasibly paid and performed in full and in cash. All payments and distributions received by Administrative Agent in respect of this Note, to the extent received in or converted into cash, may be applied by Administrative Agent (for the benefit of the Senior Interest Holders) first, to the payment of any and all expenses (including, without limitation, attorneys’ fees and other legal expenses) paid or incurred by Administrative Agent or the Senior Interest Holders in enforcing these Subordination Provisions, or in endeavoring to collect or realize upon the Junior Liabilities, and second, any balance thereof shall, solely as between any Holder (including Company hereunder) and the Senior Interest Holders, be applied by Administrative Agent toward the payment of the Senior Interests in a manner determined by Administrative Agent to be in accordance with the Receivables Financing Agreement; but as between Buyer and its creditors, no such payments or distributions of any kind or character shall be deemed to be payments or distributions in respect of the Senior Interests.

(c) In the event that the Holder receives any payment or other distribution of any kind or character from Buyer or from any other source whatsoever, in respect of this Note, other than as expressly permitted by the terms of this Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall immediately be turned over in cash by the Holder to Administrative Agent (for the benefit of the Senior Interest Holders) until the Senior Interests have been indefeasibly paid and performed in full and in cash.

(d) Upon the indefeasible payment and performance in full and in cash of all Senior Interests, the Holder shall be subrogated to the rights of the Senior Interest Holders to receive payments or distributions from Buyer that are applicable to the Senior Interests until this Note is indefeasibly paid and performed in full and in cash.

(e) These Subordination Provisions are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the Senior Interest Holders, on the other hand. Nothing contained in the Subordination Provisions or elsewhere in this Note is intended to or shall impair, as between Buyer, its creditors (other than the Senior Interest Holders) and the Holder, Buyer’s obligation, which is unconditional and absolute, to pay this Note as and when the same shall become due and payable in accordance with the terms hereof and of the Purchase and Sale Agreement or to affect the relative rights of the Holder and creditors of Buyer (other than the Senior Interest Holders).

Exhibit 2.3(d), Page 3

(f) Holder shall not, until the Senior Interests have been indefeasibly paid and performed in full and in cash: (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of Buyer, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, other than the Senior Interests, this Note, or any rights in respect thereof or (ii) convert this Note into an equity interest in Buyer, unless, in the case of each of clauses (i) and (ii) above, Holder shall have received the prior written consent of Administrative Agent.

(g) The Holder shall not commence, or join with any other Person in commencing, any Bankruptcy Proceeding with respect to Buyer until at least one year and one day shall have passed since the Senior Interests shall have been indefeasibly paid and performed in full and in cash.

(h) If, at any time, any payment (in whole or in part) made with respect to any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with any Bankruptcy Proceeding or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made.

(i) Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice or demand to the Holder, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property securing any of the Senior Interests pursuant to, and to the extent set forth in, the Transaction Documents; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests in accordance with the Transaction Documents; (iv) amend, supplement, or otherwise modify any Transaction Document in accordance with the terms thereof; and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property.

(j) The Holder agrees that this Note shall be pari passu with all other Junior Liabilities.

(k) The Holder hereby waives: (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon the Senior Interests, or any thereof, or any security therefor.

Exhibit 2.3(d), Page 4

(l) Each of the Senior Interest Holders may, from time to time, on the terms and subject to the conditions set forth in the Transaction Documents to which such Persons are party, but without notice to the Holder, assign or transfer any or all of the Senior Interests, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests shall be and remain Senior Interests for the purposes of these Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or of any interest of such assignee or transferee in the Senior Interests shall be entitled to the benefits of these Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor.

(m) These Subordination Provisions constitute a continuing offer from Buyer to all Persons who become the holders of, or who continue to hold, Senior Interests; and these Subordination Provisions are made for the benefit of the Senior Interest Holders, and Administrative Agent may proceed to enforce such provisions on behalf of each of such Persons.

8. Cumulative Remedies; Amendments, Etc. No failure or delay on the part of the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No amendment, restatement, modification or waiver of, or consent with respect to, any provision of this Note shall in any event be effective unless (a) the same shall be in writing and signed and delivered by Buyer and the Holder and acknowledged and agreed to by Administrative Agent, and (b) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.

9. Limitation on Interest. Notwithstanding anything in this Note to the contrary, Buyer shall never be required to pay unearned interest on any amount outstanding hereunder, and shall never be required to pay interest on the principal amount outstanding hereunder, at a rate in excess of the maximum interest rate that may be contracted for, charged or received without violating applicable federal or state law.

10. Negotiation. This Note is not negotiable.

11. Governing Law. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF).

12. Captions. Paragraph captions used in this Note are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Note.

13. Intent of the Parties. Buyer and Company have structured this Note with the intention that the obligations of Buyer hereunder will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). Buyer and Company agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law.

[Signature Follows]

Exhibit 2.3(d), Page 5

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed as of the date hereof.

PG&E AR FACILITY, LLC

By:
Name:
Title:

Exhibit 2.3(d), Page 6